Filed Pursuant to Rule 424(b)(7)

Registration No. 333-290248

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated September 12, 2025)

KINDLY MD, INC.

357,158,501 Shares of Common Stock

133,100,773 Shares of Common Stock Underlying Pre-Funded Warrants

100,000,000 Shares of Common Stock Issuable Upon Conversion of Convertible Notes

This prospectus supplement supplements the prospectus dated September 12, 2025, relating to the offer and resale by the selling stockholders identified in this prospectus supplement (each, a “Selling Stockholder,” and collectively, the “Selling Stockholders”) of up to an aggregate of 9,356,767 shares of Kindly MD, Inc. (the “Company”) common stock, par value $0.001 per share (“Common Stock”).

This prospectus supplement is being filed solely to update the list of Selling Stockholders to reflect the distribution of shares of Common Stock (the “PIPE Shares”) previously issued to Nakamoto Feeder, a series of Allocations 2025 Master, LLC (“Nakamoto Feeder”), and Columbus Circle Digital I (“Columbus Digital”), to their underlying equityholders. No additional securities are being registered by this prospectus supplement. The shares covered hereby were previously registered for resale pursuant to the registration statement referenced herein.

You should read this prospectus supplement, together with the related prospectus and the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” carefully before you invest in any of our securities.

Our Common Stock is listed with, and trades on, Nasdaq under the ticker symbol “NAKA.” Our tradeable warrants to purchase Common Stock are listed with, and quoted on, the OTC Pink marketplace under the ticker symbol “NAKAW.”

This investment involves a high degree of risk. See “Risk Factors” on page 2 of the prospectus and any similar section contained in the documents that are incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2025.

The following information is provided to update the Selling Stockholders table in the prospectus to reflect the distribution of shares of Common Stock previously issued to Nakamoto Feeder and Columbus Digital to their respective underlying investors.

SELLING STOCKHOLDERS

The following information is provided as of September 25, 2025 to update the “Selling Shareholders” section of the Prospectus to reflect the pro rata distribution by Nakamoto Feeder to its equityholders of 8,555,115 shares of Common Stock and the pro rata distribution by Columbus Digital to its equityholders of 1,318,750 shares of Common Stock, as reflected in the table set forth below.

With respect to only the Selling Shareholders listed in the table below, the information set forth in the table below supersedes and replaces the information regarding such Selling Shareholders in the Prospectus. Information regarding each of the Selling Shareholders listed in the table below is based on information provided by each of them as of the date of this prospectus supplement.

Information about the Selling Shareholders, including those listed below, may change over time. Since the date of the Prospectus, certain of the Selling Shareholders listed below have sold a portion of their shares of Common Stock registered thereunder and certain other Selling Shareholders may also have sold or otherwise transferred their shares of Common Stock registered thereunder. This prospectus supplement does not provide any updates with respect to any Selling Shareholders not listed in the table below.

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares of Common Stock Registered for Sale	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	%(1)	Hereby	Number(2)%
ABC Consulting LLC (3)	44,197	*	44,197	—	—
Adam Thomas	99,000	*	99,000	—	—
Ahmad Naqib bin noor	75,134	*	75,134	—	—
Alexander Monje	44,197	*	44,197	—	—
Alexander Wolf	8,839	*	8,839	—	—
Alexander Yung	10,606	*	10,606	—	—
Amy Green	13,259	*	13,259	—	—
Andrew deLaunay	66,295	*	66,295	—	—
Angela Phelan	22,097	*	22,097	—	—
ARP Digital Holdings Limited (4)	176,786	*	176,786	—	—
Beach Chair 615 LLC (5)	176,786	*	176,786	—	—
Beer Family Trust (6)	44,197	*	44,197	—	—
Block Space Force One Limited (7)	441,965	*	441,965	—	—
Brad Shepard	176,786	*	176,786	—	—
Bradford Hopson	35,357	*	35,357	—	—
Brandon Green	265,179	*	265,179	—	—
Brandon Sun	26,516	*	26,516	—	—
Bruce Evans	256,333	*	256,333	—	—
Carlen Williams	107,398	*	107,398	—	—
Cassie Clifton	88,393	*	88,393	—	—
Christian Lopez	220,970	*	220,970	—	—
Christina Fettig	22,098	*	22,098	—	—
Christopher Perkins	11,491	*	11,491	—	—
Coyn Mateer	189,828	*	189,828	—	—
Dan Nash	88,388	*	88,388	—	—
Dana Clark	9,723	*	9,723	—	—
Daniel Fiske	44,197	*	44,197	—	—
Daniel Lebensohn	44,197	*	44,197	—	—

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares of Common Stock Registered for Sale		Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	%(1)	Hereby		Number(2)%
David Cooperman	8,839		*	8,839	—	—
Debbie Fraley	44,197		*	44,197	—	—
Dennis Crilly	66,291		*	66,291	—	—
Dillon Healy	88,393		*	88,393	—	—
Dominic Silk	88,393		*	88,393	—	—
Douglas Listman	44,194		*	44,194	—	—
East-West Asset Management Company, LLC (8)	88,393		*	88,393	—	—
Elena Fischer	26,518		*	26,518	—	—
Enrique Aceves	26,518		*	26,518	—	—
Equity Trust Co. Cust. FBO Andrew Faubel, Roth IRA (9)	44,197		*	44,197	—	—
Equity Trust Company Custodian FBO Kevin Blacketor Roth IRA (10)	212,143		*	212,143	—	—
Erik Toedt	22,098		*	22,098	—	—
Eugeniu David	44,194		*	44,194	—	—
Ezer Cherki	176,786		*	176,786	—	—
Felipe Gontijo	44,197		*	44,197	—	—
Frank Medina	8,838		*	8,838	—	—
Guillaume Girard	176,786		*	176,786	—	—
Henry Elder	132,590		*	132,590	—	—
Howard Weiner	132,590		*	132,590	—	—
Ian Read	176,786		*	176,786	—	—
Jackson Moore	176,786		*	176,786	—	—
James Jones	4,420		*	4,420	—	—
James Moreton	53,036		*	53,036	—	—
James Lynch	110,491		*	110,491	—	—
Jazz Empire Revocable Trust (11)	22,098		*	22,098	—	—
Jeffrey Lake	88,393		*	88,393	—	—
Jerry Serowik	88,388		*	88,388	—	—
Jimmy Toussaint	44,197		*	44,197	—	—
JoAnn Lukas	22,097		*	22,097	—	—
John Scianna	44,197		*	44,197	—	—
John Riggins	35,357		*	35,357	—	—
Jonathan Eisen	88,393		*	88,393	—	—
Joseph Pellecchia	13,259		*	13,259	—	—
Joseph Pooler	44,194		*	44,194	—	—
Justin Bartley	88,393		*	88,393	—	—
Justin Doochin	44,197		*	44,197	—	—
Justin Vaughn	22,099		*	22,099	—	—
Katharine Vacca	8,838		*	8,838	—	—
Kathy Fox	44,197		*	44,197	—	—
Keith Vrotsos	17,679		*	17,679	—	—
Kelly Price	44,197		*	44,197	—	—

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares of Common Stock Registered for Sale	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	%(1)	Hereby	Number(2)%
Kevin Blacketor	8,839	*	8,839	—	—
Kishan Sutariya	172,366	*	172,366	—	—
Leslie Vaughn	22,098	*	22,098	—	—
Lester Brafman	88,388	*	88,388	—	—
Loren Asmus III	44,197	*	44,197	—	—
Lukasz Wicher	88,384	*	88,384	—	—
Lun Zhang	44,197	*	44,197	—	—
Manish Patel	8,838	*	8,838	—	—
Michael Markle	176,786	*	176,786	—	—
Minesh Bhiindi	44,285	*	44,285	—	—
Mitchell Trulli	13,259	*	13,259	—	—
Newt Investments LLC (12)	353,572	*	353,572	—	—
Nicholas Emmet Carr	132,590	*	132,590	—	—
Oakley Singer	13,259	*	13,259	—	—
Patricia Ashley Mateer-Piercy	88,393	*	88,393	—	—
Patricia Phillips	44,197	*	44,197	—	—
Phillip Worthey	66,295	*	66,295	—	—
Pranav Ahuja	4,420	*	4,420	—	—
Rahul Wadwha	44,194	*	44,194	—	—
Randall K Smith Revocable Trust (13)	220,983	*	220,983	—	—
Richard Goldberg	22,098	*	22,098	—	—
Robert Gross	22,098	*	22,098	—	—
Robert DiFranco Jr	8,839	*	8,839	—	—
Roth IRA Daniel Hinton (14)	265,179	*	265,179	—	—
Ryan Bodin	309,376	*	309,376	—	—
Ryan Doody	220,983	*	220,983	—	—
Singularity Fund I, LP (15)	53,036	*	53,036	—	—
Spencer Marr	8,839	*	8,839	—	—
Stacy Standridge	44,197	*	44,197	—	—
Steve Weiner	119,323	*	119,323	—	—
Steven Lubka	110,491	*	110,491	—	—
Steven Smith	22,098	*	22,098	—	—
Svitlana Tkachov	22,982	*	22,982	—	—
The Hays Revocable Living Trust (16)	44,197	*	44,197	—	—
Thomas Hinueber	66,295	*	66,295	—	—
Timothy Evans	145,848	*	145,848	—	—
Tina Shaw	44,194	*	44,194	—	—
Tyler Laroche	70,847	*	70,847	—	—
Urtaj Singh	185,614	*	185,614	—	—
Valentine Han	35,357	*	35,357	—	—
Van Palmer Finger	66,295	*	66,295	—	—
Walter Smith	26,518	*	26,518	—	—
Wayne Borries	22,098	*	22,098	—	—
Wei Shuang Chou	88,396	*	88,396	—	—
William Jones	13,259	*	13,259	—	—
William Levin	26,516	*	26,516	—	—
YCG Ventures Limited (17)	26,518	*	26,518	—	—
Zac Costello	8,838	*	8,838	—	—
Zafer Ozsoy	8,839	*	8,839	—	—
TOTAL	9,356,767		9,356,767

*	Percentage not listed if less than 1%.

(1)	Applicable percentage based on 413,603,091 shares of our Common Stock outstanding as of September 24, 2025.

(2)	Represents the amount of shares that will be held by each Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the Convertible Notes registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by such Selling Stockholder prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)	Kevin Zhang, the ultimate control person of ABC Consulting LLC has voting and investment control of the shares held ABC Consulting LLC and may be deemed the beneficial owner of such shares. The address of ABC Consulting LLC is 300 Sunny Isles Blvd Unit 1201, Sunny Isles Beach, FL 33160
(4)	Yusuf Abdulla Yusuf Akbar Ali Reza, the ultimate control person of ARP Digital Holdings Limited, has voting and investment control of the shares held by ARP Digital Holdings Limited and may be deemed the beneficial owner of such shares. The address of ARP Digital Holdings Limited is DD-15-134-004 - 007, Level 15, Wework Hub71, Al Khatem Tower., Global Market Square, Al Maryah Island, Abu Dhabi, UAE.
(5)

Samuel Coyn Mateer has voting and investment control of the shares held by Beach Chair 615 LLC and may be deemed the beneficial owner of such shares. The address of Beach Chair 615 LLC is 3817 Dunbarton Drive, Birmingham, AL 35223.

(6)	Gregory S. Beer, the ultimate control person of The Beer Family Trust has voting and investment control of the shares held by The Beer Family Trust and may be deemed the beneficial owner of such shares. The address of The Beer Family Trust is 110 West Wind Cove Florence AL, 35634.
(7)	Zijian Yang, the ultimate control person of Block Space Force One Limited has voting and investment control of the shares held by Block Space Force One Limited and may be deemed the beneficial owner of such shares. The address of Block Space Force One Limited is 60 Paya Lebar Road #07-54, Singapore 409051.
(8)

Geoffrey “Geoff” Beer, Managing Director of East-West Asset Management Company, LLC, has voting and investment control of the shares held by East-West Asset Management Company, LLC and may be deemed the beneficial owner of such shares. The address of East-West Asset Management Company, LLC is 3104 East Camelback Road, #842, Phoenix, AZ 85016-4502.

(9)

Andrew Faubel, the ultimate control person of The Equity Trust Co. Cust. FBO Andrew Faubel, Roth IRA has voting and investment control of the shares held by The Equity Trust Co. Cust. FBO Andrew Faubel, Roth IRA and may be deemed the beneficial owner of such shares. The address of The Equity Trust Co. Cust. FBO Andrew Faubel, Roth IRA. is 728 Bryan Place, Fort Lauderdale, FL 33312.

(10)

Kevin Blacketor has voting and investment control of the shares held by Equity Trust Company Custodian FBO Kevin Blacketor Roth IRA and may be deemed the beneficial owner of such shares. The address of Equity Trust Company Custodian FBO Kevin Blacketor Roth IRA is 1023 3rd Street, Apt. 1001, San Francisco, CA 94158.

(11)	Zachary Townsend and Jessica Jacob, the ultimate control persons of Jazz Empire Revocable Trust have voting and investment control of the shares held by Jazz Empire Revocable Trust and may be deemed the beneficial owners of such shares. The address of Jazz Empire Revocable Trust is 236 West Portal Avenue, #450, San Francisco, CA 94127.
(12)	Rita Armbrust and David Armbrust, the ultimate control persons of Newt Investments LLC have voting and investment control of the shares held by Newt Investments LLC and may be deemed the beneficial owners of such shares. The address of Newt Investments LLC is P.O. Box 871, Salem, IL 62881.
(13)	Randall Smith, the ultimate control person of The Randall K Smith Revocable Trust has voting and investment control of the shares held by The Randall K Smith Revocable Trust and may be deemed the beneficial owner of such shares. The address of The Randall K Smith Revocable Trust is 1205 Palm Trail Delray Beach FL 33483.
(14)	Daniel Hinton, the ultimate control person of Roth IRA Daniel Hinton has voting and investment control of the shares held by Roth IRA Daniel Hinton and may be deemed the beneficial owner of such shares. The address of Roth IRA Daniel Hinton. is 413 Caledonian Court, Nashville, TN 37211.
(15)	Timothy Gorham has voting and investment control of the shares held by Singularity Fund I, LP and may be deemed the beneficial owner of such shares. The address of Singularity Fund I, LP is 3817 401 N. Michigan Ave., Suite 1200, Chicago, IL 60611.
(16)	Jeffrey Hays, as trustee, has voting and investment control of the shares held by Hays Revocable Living Trust and may be deemed the beneficial owner of such shares. The address of Hays Revocable Living Trust is 1404 Cedas Lane, Nashville, TN 37212.
(17)

Jan Smejkal has voting and investment control of the shares held by YCG Ventures Limited and may be deemed the beneficial owner of such shares. The address of YCG Ventures Limited is No. 5, 17/F Bonham Trade Centre, 50 Bonham Strand, Sheung Wan, Hong Kong.

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